EXHIBIT 99.1

March 6, 2015

Ms. Wendy A. Silverstein

c/o Vornado Realty Trust

888 Seventh Avenue

New York, N.Y. 10016.

Dear Wendy:

I write to confirm our conversations concerning your decision to step down from your operational responsibilities with Vornado Realty Trust (“Vornado”).  At the outset, I want to thank you on Vornado’s behalf for all that you have done for the company and its shareholders for the past seventeen years.

The arrangements we have agreed upon in connection with your change of status are set forth herein.

You are resigning as Executive Vice President and Co-Head of Capital Markets and Acquisitions of Vornado (and any and all other positions you may have with Vornado, its subsidiares or any affiliate of any thereof) effective as of April 1, 2015 (the “Effective Date”) and Vornado will pay your base salary, prorated bonus and accrued vacation days through such Effective Date.  Vornado will also convey to you title to the automobile, the use of which Vornado currently provides to you.

Notwithstanding the foregoing, it is anticipated that, subject to the necessary third-party consents and approvals, you will serve on the Board of Directors of an affiliate of Vornado.  If you do serve on the Board of Directors of an affiliate of Vornado’s, all awards already granted to you pursuant to Vornado’s 2002 and 2010 Omnibus Share Plans (other than awards under the 2013 and 2014 Outperformance Plans, except to the extent already earned as of the Effective Date) will continue to vest for a period of one year from the Effective Date and thereafter all unvested awards will be terminated and extinguished.  Notwithstanding the foregoing, if you do serve on the Board of Directors of an affiliate of Vornado, any outstanding options awards will continue to be exercisable in accordance with their terms until 60 days following your departure from such Board.  Awards under the 2013 and 2014 Outperformance Plans (except to the extent already earned as of the Effective Date) will be terminated and extinguished as of the Effective Date.

As is customary in executive departure arrangements, Vornado has prepared the enclosed Waiver and Release; the benefit and equity award arrangements set forth in paragraphs three and four of this Agreement are conditioned on your execution, and the effectiveness, of that document.

This letter agreement, and the enclosed Waiver and Release set forth the entire agreement between Vornado and you in respect of the subject matter contained herein and supersede all prior agreements between you and Vornado.

Please confirm by returning to me the enclosed copy of this letter, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

Very truly yours,

/s/ Steven Roth
Steven Roth
Chairman and Chief Executive Officer Vornado Realty Trust

I SO AGREE AND CONFIRM:

/s/ Wendy A. Silverstein
Wendy A. Silverstein
Dated: March 6, 2015